EXHIBIT 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES RECORD FIRST QUARTER FISCAL YEAR 2022 RESULTS

TULSA, OK, July 7, 2021—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) today reports record first quarter net revenues and increased earnings per share results for the quarter ended May 31, 2021.

First Quarter Highlights Compared to the Prior Year First Quarter

●	Net revenues of $40.8 million, an increase of $2.5 million, or 6.5%, compared to $38.3 million.
●	Average active UBAM sales consultants totaled 55,100.
●	Earnings before income taxes were $4.7 million, an increase of $2.1 million, or 80.8%, compared to $2.6 million.
●	Net earnings totaled $3.4 million, compared to $1.9 million, an increase of $1.5 million, or 78.9%.
●	Earnings per share totaled $0.41, compared to $0.23, up 78.3% on a fully diluted basis.

“I am truly pleased by our record breaking fiscal 2022 first quarter sales, and the translation of those sales into significant earnings growth for our shareholders,” said Randall White, President and CEO. “This quarter’s results reflect the positive impacts from several strategic changes that were made during our fourth quarter last year. We restructured our freight contract with our small package carrier to reduce price increases and increased the minimum charges on customer orders to further offset our overall net shipping costs on each package. These changes, along with increased discounts and rebates on longer print runs with our publishers, have driven increased profitability for the quarter. We expect continued profitability from these changes, and other future strategic improvements, to further drive shareholder returns,” commented Mr. White.

Net revenues for the direct sales division, Usborne Books & More (“UBAM”), totaled $37.6 million for the fiscal first quarter ended May 31, 2021, an increase of 1.9% from $36.9 million for the same quarter a year ago. This increase in revenues over the same quarter last year is especially relevant as the $36.9 million for the quarter ended May 31, 2020, was the Company’s largest revenue quarter at that time and reflected an increase of 41.8% over the quarter ended May 31, 2019. Also, last year’s record quarter was achieved during the COVID-19 pandemic, which suffered approximately $8 million in lost revenues from school book fairs and booth sales due to closures. We estimate the combined missed revenues from these two sales streams exceeded $30 million for the year ended February 28, 2021. The Company is confident that revenues from these two channels are returning during this fiscal year as restrictions are lifted from schools and group gatherings.

Net revenues in the Publishing division increased 128.6%, to $3.2 million for the fiscal first quarter ended May 31, 2021, from $1.4 million for the same quarter a year ago. The Publishing divisions gross sales grew by over 132.3%, reflecting the continued momentum of increased sales through retail stores.

Per Mr. White, “During the first and second quarters last year we saw an increase in demand for our products from parents needing additional content in the home. This increased demand resulted in unusually large sales volumes for what are not typically our largest quarters of the year, due to the seasonal nature of our business. The increase in revenues over the first quarter last year indicates that this increase in Usborne Books & More is sales consultant driven rather than driven by the issues associated with the COVID-19 pandemic.”

Mr. White concluded, “The Company has a strong financial position and expects an increase in revenues and profitability for the fiscal year ending February 28, 2022.”

Once again, the board approved a quarterly cash dividend of $0.10 per share, which will be paid on, or around, September 7, 2021 to shareholders of record on August 24, 2021.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended May 31,
	2021	2020

NET REVENUES	$40,807,900	$38,291,700

EARNINGS BEFORE INCOME TAXES	4,660,600	2,643,900

INCOME TAXES	1,222,500	712,800
NET EARNINGS	$3,438,100	$1,931,100

BASIC AND DILUTED EARNINGS
PER SHARE:
Basic	$0.43	$0.23
Diluted	$0.41	$0.23

DIVIDENDS PER SHARE	$0.10	$0.06

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING:
Basic	8,029,264	8,352,424
Diluted	8,481,980	8,352,424

EDC will host its First Quarter Fiscal 2022 Earnings Call, including a live Q&A webcast, on Thursday, July 8, 2021 at 3:00 PM CT (4:00 PM ET). Randall White, the Company’s Chief Executive Officer and President, Craig White, Chief Operating Officer, Heather Cobb, Chief Sales and Marketing Officer and Dan O’Keefe, Chief Financial Officer and Secretary, will present the first quarter results and be available for questions following the presentation. Phone lines for participants will be available at (855) 639-3876. The conference ID is 9852428.

Audio replays will be available following the event at www.edcpub.com/investors.aspx.

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children. EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:

Educational Development Corporation

Randall White, (918) 622-4522

Investor Relations:

    Three Part Advisors, LLC

    Steven Hooser, (214) 872-2710

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2021, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2021 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.